EXHIBIT 10.1

                EXTENSION AND AMENDMENT OF CERTAIN PROVISIONS OF
                          CORPORATE ADVISORY AGREEMENT
                 BETWEEN EGPI FIRECREEK, INC. AND STEVEN ANTEBI;
                               DATED JULY 12, 2005

This "Extension and Amendment of Certain Provisions of Corporate Advisory Agreement" is entered into this 30th day of January, 2006 by and between Steven Antebi or nominee ("SA" or the "Consultant") and EGPI Firecreek, Inc., ("EGPI Firecreek, Inc." or the "Company").

This Agreement supersedes the agreement with AntCamp dated February 9, 2005. AntCamp is not a party to this Agreement.

Whereas EGPI FIRECREEK, INC. for consideration contained herein, hereby wishes to extend the term of engagement and amend certain provisions of its previously Amended Corporate Advisory Agreement dated July 12, 2005, herein referenced and attached on EXHIBIT "C-1" hereto, and,

Whereas SA hereby accepts such extended appointment subject to the additional provisions contained herein which provides for a further extension of previous term of engagement and amendment of certain provisions of the July 12, 2005 Amended Corporate Advisory Agreement between the Company and SA, hereinafter set forth. SA agrees to use its best efforts in providing such Services.

Therefore,

1. Section III "TERM AND TERMINATION" of the July 12, 2005 Amended Corporate Advisory Agreement between the Company and SA, is herewith revised further adding to the length of its engagement term, which on July 12, 2005 then amended
Section IX. Sub Section 1 therein of its referenced previous Corporate Advisory Agreement (AntCamp) dated February 9, 2005, as assigned to SA on June 13, 2005, and now therefore is further amended herewith to read as follows:

         Section IX. Sub Section 1. is amended to read: From the date this Agreement is fully executed, the "Term" of this Agreement shall be sixteen (16) months, unless terminated by either party, with or without cause, upon delivery of a 30 day written notice by one party to the other; provided, however, the termination or expiration of this Agreement shall not in any way limit, modify, or otherwise affect the rights of Steven Antebi to: (i) receive its entire compensation pursuant to the terms of this Agreement in connection with a Financing or M&A Transaction introduced or provided by Steven Antebi involving the Company during the Term of this Agreement or subsequent to the termination or expiration of this Agreement, (ii) receive reimbursement of approved expenses incurred by Steven Antebi up to the date of termination or expiration of this Agreement pursuant to the terms of Section V and VI hereof, and (iii) be protected by the indemnification rights, waivers and other provisions of this Agreement. The Company hereby covenants and agrees that it shall not enter into any M&A Transaction unless the entity succeeding or surviving such M&A Transaction agrees in writing to be bound by all terms and conditions of this Agreement applicable to the Company, including, without limitation, the payment of all fees and expenses as provided herein.


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2.  COMPENSATION:  In consideration  for the Services  rendered  pursuant to the terms of this January 30, 2006 Extension and Amendment of Certain Provisions of Corporate Advisory Agreement, EGPI FIRECREEK, INC. agrees that SA shall receive the following fully paid compensation: a new Warrant with Registration Rights listed below and following in Section 2 a.), along with revisions and adjustments to certain terms of the previous the Warrant compensation received July 12, 2005 listed in this Section 2. b.):

         a.) In behalf of extension of the term of the July 12, 2005 Amended Corporate Advisory Agreement consideration is herewith granted to SA (or any designee) in the amount of Four million share warrants (4,000,000) with a three (3) year term at the strike price of five cents ($.05). The equity compensation ("Warrant") and terms are listed in EXHIBIT "A-1" attached to this Amended Corporate Advisory Agreement hereto. The underlying restricted common stock for the warrants described above, shall be included in a Registration statement when or if made available by the Company upon filing of its next Registrations statement, if any. The warrants piggyback provisions shall be recognized as having cash provisions only. These Warrants shall vest immediately upon execution of this Agreement as being fully paid for and non assessable.

         b.) Further in behalf of extension of the term of the July 12, 2005 Amended Corporate Advisory Agreement the Company and SA herewith agree to a modification of the strike price listed in Section II. 1. b.) of the July 12, 2005 agreement regarding those previous Warrant shares therein granted in the amount of Four million, reducing the strike price from six cents to two and one half cents ($.06 to $.025 cents) and is herewith further agreed to be modified and revised, and to include for cash only provisions. The revised and modified ("Warrant") and terms are listed in EXHIBIT "B-1" attached to this January 30, 2006 Amendment of Certain Provisions of Corporate Advisory Agreement. SA agrees to notice exercise for cash for this modified and revised July 12, 2005 Warrant upon signing of this amended corporate advisory agreement. SA acknowledges that the previously issued Warrant Certificate and terms therein listed shall be deemed to be marked fully cancelled, null and void without further force and effect, and returned immediately by SA to the Company's Scottsdale Arizona offices to be retired accordingly. The Company shall immediately file a post effective amendment to its previously filed Registration Statement on Form SB-2 declared effective on September 7, 2005 regarding the terms of the newly modified and revised July 12, 2005 Warrant. The Company shall execute an opinion letter suitable to transfer the shares underlying the new modified and revised Warrant at the request of Mr. Antebi or his designated broker within 2 days of his written request.

Steven Antebi agrees to file a 13D as or if required and where applicable.

3.      RESTRICTIONS.

         a. INVESTMENT INTENT. SA or any designee agrees that the shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecate or otherwise transferred, with or without consideration (a "Transfer"), only pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act, the availability of which is to be established to the satisfaction of Company.


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         b.       RESTRICTED  SECURITIES.  The Lender  understands common shares underlying this Agreement will be deemed as "restricted securities" under applicable U.S. federal and state securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that pursuant to these laws and applicable regulations, the SA or any designee must hold the Shares unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. SA or any designee further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the SA or any designee which are outside of the Company's control, and as to which the Company is under no obligation and may not be able to satisfy. In this connection, the SA or any designee represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.


          c. VOTING. To the extent available under Nevada Revised Statutes or a period of one year, SA or any designee agrees to Vote all shares held by SA or any designee, as reasonably available, with and for Management, including at elections, and issues presented to a vote of the Shareholders, from time to time, and therefore to be consistent in its voting with various terms of Voting Agreements in place with Management, and other Shareholders providing similar consent action by specific proxy or other acceptable written method.



3. REMAINING TERMS AND PROVISIONS. All remaining terms and provisions contained in the Corporate Advisory Agreement dated the 12th day of July, 2005, and the 9th day of February, 2005, and further as assigned, and therefore made by and between Steven Antebi or Nominee ("SA" or the "Consultant") and EGPI Firecreek, Inc., ("EGPI Firecreek, Inc." or the "Company') on the 13th day of June, 2005, shall all remain the same, unless modified in writing signed and agreed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STEVEN ANTEBI OR NOMINEE                    EGPI  FIRECREEK, INC.


                                            /s/ DENNIS ALEXANDER
---------------------------                 ---------------------------
By: STEVEN ANTEBI OR NOMINEE                By: EGPI FIRECREEK, INC.        Its:
                                     Its: Chairman & CFO